Exhibit 99.2


                  VCA Antech, Inc. Provides Financial Guidance

    LOS ANGELES--(BUSINESS WIRE)--Feb. 21, 2007--Our company, VCA Antech, Inc. (NASDAQ:WOOF), a leading animal healthcare company in the United States, provides financial guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, the SEC. We encourage all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC.

    We are providing revised financial guidance for the year ending December 31, 2007 as follows:

    --  Revenue of $1.065 billion to $1.085 billion;

    --  Laboratory internal revenue growth to a range of 8% to 10%;

    -- Animal hospital same-store revenue growth to a range of 3% to 5%;

    -- Animal hospital acquired revenue of $35 million to $40 million;

    --  Medical technology revenue of $39 million to $43 million;

    --  Operating income of $208 million to $214 million;

    --  Net income of $111 million to $114 million; and

    --  Diluted earnings per common share of $1.29 to $1.33.

    The above guidance includes $0.04 per diluted common share for share-based compensation expense.

    Forward-Looking Statements

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our financial guidance for the fiscal year 2007. Among the important factors that could cause actual results to differ are: a material adverse change in our financial condition or operations; the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; our ability to achieve our medical technology revenue and animal hospital acquired revenue goals; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions and our ability to effectively manage our growth and achieve operating synergies; a continued decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005 and our Report on Form 10-Q for the quarter ended September 30, 2006, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

    CONTACT: VCA Antech, Inc.
             Tomas Fuller, Chief Financial Officer, 310-571-6505